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                                                                     EXHIBIT 5.1

                             REED SMITH SHAW & MCCLAY

                               435 SIXTH AVENUE                   WASHINGTON, DC
MAILING ADDRESS:                                                PHILADELPHIA, PA
P.O. BOX 2009             PITTSBURGH, PA 15219-1886               HARRISBURG, PA
PITTSBURGH, PA 15230-2009                                             McLEAN, VA
                                 412-288-3131                      PRINCETON, NJ
FACSIMILE  412-288-3063                                             NEW YORK, NY

WRITER'S DIRECT DIAL NUMBER

                                                     June 7, 1996

Quaker State Corporation
225 East John Carpenter Freeway
Irving, Texas  75062

         Re:     Registration Statement on Form S-8
                 for the 1996 Directors' Fee Plan

Gentlemen:

         We have acted as counsel to Quaker State Corporation, a Delaware corporation (the "Corporation"), in connection with the above-captioned registration statement (the "Registration Statement") relating to up to 250,000 shares of Capital Stock, par value $1.00 per share, of the Corporation (the "Capital Stock") which may be purchased by Directors of the Corporation under its 1996 Directors' Fee Plan (the "Plan"). Either authorized but unissued or treasury shares of Capital Stock may be used under the Plan. In rendering our opinion below, we have assumed that only authorized but unissued shares will be sold under the Plan.

         In connection with this opinion, we have examined, among other things:

                 (1) forms of resolutions adopted by the Board of Directors of the Corporation on February 22 and March 21, 1996 adopting the Plan, authorizing the issuance of up to 250,000 shares of Capital Stock thereunder and reserving 250,000 shares of Capital Stock for such purpose;

                 (2) a Composite Certificate of Incorporation reflecting all amendments to the Certificate of Incorporation of the Corporation;

                 (3) the Bylaws of the Corporation, as last amended on October 26, 1995 and as currently in effect;

                 (4) the Plan, as currently in effect and as set forth in the Corporation's definitive Proxy Statement dated March 29, 1996 for the Corporation's 1996 Annual Meeting of Stockholders; and
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REED SMITH SHAW & MCCLAY
Quaker State Corporation              -2-                           May 16, 1996


                 (5) a copy of the report of the Judges of Election, indicating that the adoption of the Plan was approved by the Corporation's stockholders at the 1996 Annual Meeting.

         Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, we are pleased to advise you that in our opinion the 250,000 shares of Capital Stock being registered and which may be issued by the Corporation under the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Opinion" in the Section 10(a) prospectus used in connection with the Plan and the Registration Statement.


                                        Yours truly,

                                        /s/ Reed Smith Shaw & McClay

                                        REED SMITH SHAW & McCLAY